Exhibit 3.1

CERTIFICATE ELIMINATING

THE SERIES A CONVERTIBLE

PREFERRED STOCK FROM THE

CERTIFICATE OF INCORPORATION

OF

RXI PHARMACEUTICALS CORPORATION

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), it is hereby certified that:

1. The name of the corporation is RXi Pharmaceuticals Corporation (the “Corporation”).

2. The designation of the series of shares of stock of the Corporation to which this certificate relates is Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”).

3. The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the said series of shares of stock were provided for in a resolution adopted by the Board of Directors of the Corporation (the “Board”) on January 23, 2012 pursuant to authority expressly vested in it by the Certificate of Incorporation of the Corporation. That certain Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock, dated as of February 1, 2012, setting forth the said resolution, has been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the DGCL.

4. The Board has adopted the following resolutions:

NOW, THEREFORE, BE IT RESOLVED, that none of the authorized shares of Series A Preferred Stock are outstanding;

RESOLVED FURTHER, that no shares of Series A Preferred Stock will be issued; and

RESOLVED FURTHER, that each of the officers of the Corporation, acting alone or with one or more such officers be, and hereby is, authorized, empowered and directed to file a certificate setting forth these resolutions with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the DGCL for the purpose of eliminating from the Certificate of Incorporation of the Corporation all reference to the Series A Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer this 6th day of November, 2015.

RXI PHARMACEUTICALS CORPORATION

By:	/s/ Geert Cauwenbergh
Geert Cauwenbergh, Dr. Med. Sc. Chief Executive Officer